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                                                                  EXHIBIT 99.02
                                   Hollinger


                                                       Telephone: (416) 363-8721
                                                             Fax: (416) 364-2088


                                October 13, 1995


Canadian Imperial Bank of Commerce
Commerce Court
Toronto, Canada M5H 3T7

   Re:  Registration Rights Undertaking
        -------------------------------

Gentlemen:

   Upon consummation of the transactions contemplated by the Share Exchange Agreement dated as of July 19, 1995 ("Share Exchange Agreement") between Hollinger Inc. ("Hollinger") and Hollinger International Inc., a Delaware corporation formerly named American Publishing Company (the "U.S. Subsidiary"), Hollinger owns, as of the date hereof, the following securities issued by the U.S. Subsidiary:

     (i) 33,610,754 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock");

     (ii) 14,990,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"); and

     (iii) 739,500 shares of non-voting Series A Redeemable Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock").

   This is to confirm our understanding and agreement with respect to certain registration rights relating to the above shares of Class A Common Stock, the above shares of Class B Common Stock (and the shares of Class A Common Stock into which the Class B Common Stock is automatically convertible upon transfer of such shares to you pursuant to the terms of the Restated Certificate of Incorporation, as amended, of the U.S.


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Canadian Imperial Bank of Commerce
October 13, 1995
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Subsidiary), and the shares of Class A Common Stock into which the above shares of Series A Preferred Stock are convertible (collectively, the "Pledged Securities"), which have been pledged to you to secure indebtedness of Hollinger and certain affiliated companies now or hereafter outstanding under existing agreements or arrangements. The Pledged Securities are "restricted securities" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred or disposed of in the absence of registration under the Securities Act or an exemption thereunder.

   Accordingly, Hollinger, intending to be legally bound, agrees, if but only if (i) Hollinger is in default on indebtedness now or hereafter outstanding under existing agreements or arrangements and secured by the Pledged Securities, (ii) you have effected foreclosure upon the Pledged Securities in accordance with applicable law, and (iii) as a result you have duly become the record owner of the Pledged Securities, as follows: upon written request from you, Hollinger agrees to use its reasonable best efforts to cause the U.S. Subsidiary to effect, at the earliest possible date, the registration under the Securities Act of all or part of the Pledged Securities (but not less than 5,000,000 shares of Class A Common Stock of the U.S. Subsidiary); provided, however, that if the transaction to sell Pledged Securities referred to in your written request may be accomplished pursuant to an applicable exemption from registration under the Securities Act, Hollinger shall not be required to cause the U.S. Subsidiary to effect the registration of such Pledged Securities. Registration shall be on such appropriate form of the Securities Exchange Commission as shall be reasonably selected by the U.S. Subsidiary.
Registration may be effected, if requested, by means of a "shelf registration" pursuant to Rule 415 under the Securities Act (but only if the U.S. Subsidiary is then eligible to use a shelf registration and the appropriate registration form is then available to the U.S. Subsidiary). Hollinger will pay all registration expenses (other than any underwriting discounts or commissions) in connection with a registration requested hereunder.
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Canadian Imperial Bank of Commerce
October 13, 1995
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   It is understood and agreed that this undertaking by Hollinger to use its reasonable best efforts to cause the registration of the Pledged Securities by the U.S. Subsidiary is subject to (i) compliance by Hollinger with its obligations under the Share Exchange Agreement (including without limitation Sections 5(h) and 5(i) thereof), and (ii) such other terms, provisions and procedures which would customarily be contained in a standard registration rights agreement.

                                 Very truly yours,


                                 Hollinger Inc.

                                                /s/ CHARLES G. COWAN
Acknowledged and agreed to this                 ------------------------
13th day of October, 1995.                      Vice-President &
                                                Secretary

CANADIAN IMPERIAL BANK OF COMMERCE

By     /s/ PHILIP BASSETT
      ----------------------------

Title  Director
      ----------------------------